Exhibit 10.65

Agreement on Termination of Legal Advisory Agreement

In connection with the legal advisory agreement between K Enter Holdings Inc. (“Client”) and BAE, Kim & Lee LLC (“BKL”), Client and BKL hereby agree:

1.	In connection with the agreement regarding consulting services and advice on legal issues (whether executed in writing or orally) that has been in effect between Client and BKL on or prior to the date hereof (the “Existing Agreement”), the parties agree that the Existing Agreement shall be terminated on the effective date.

2.	If the Existing Agreement is terminated pursuant to Paragraph 1 above, the parties hereby acknowledge that they do not have and/or assume any rights and/or obligations to each other under the Existing Agreement. For the avoidance of any doubt, all the rights and/or obligations of the Client under the Existing Agreement have been fully assigned to GF Korea Co., Ltd, and the Client no longer holds any rights and/or obligations under the Existing Agreement. The Client is fully and unconditionally released from all rights and/or duties under the Existing Agreement.

3.	Notwithstanding the transfer of all rights and duties of the Client to GF Korea Co., Ltd., all rights and duties of BKL remain unchanged, and BKL shall continue to provide legal advisory services to the Client for the successful consummation of the proposed merger related to the NASDAQ SPAC listing, thereby supporting the economic wellbeing of GF Korea Co., Ltd. as the major shareholder of the Client.

IN WITNESS WHEREOF, the parties have caused two (2) copies of this Agreement to be executed, each of which shall be kept by the respective parties.

September 30, 2024

Client:	K Enter Holdings Inc. 16192 Coastal Highway, Lewes, DE 19958 Executive Chairman Tan, Chin Hwee

BKL:	BAE, Kim & Lee LLC 26 Ujeongguk-ro, Jongno-gu, Seoul, Korea Representative Director Attorney-at-law Joonki Lee